Are you invested in overpriced assets? Inbox ×

Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Hi Sam,

We're almost midway through 2024, and it's been (so far) a great year to be an investor. But, some investing experts — surveyed by Bloomberg — think that run could come to an end soon.

When asked which asset was most overpriced, the majority of the experts picked the S&P 500. Check it out:


US Stocks Are Viewed as Expensive
We asked: Which of these assets is most overpriced?
52%
S&P 500
26%
US credit
22%
Gold
Source: Bloomberg MLIV Pulse survey June 17-21 with 586 respondents

One Morgan Stanley executive even said, "A 10% correction is highly likely sometime between now and the election."

Thankfully, the art market has historically shown resilience and low correlation with public equities.

If you're looking to shift money into art, we have a new Mark Bradford offering that we believe carries tremendous value. Over the last three years, similar works have sold for $5.1M ('21) and $3.3M ('23).


MASTERWORKS
Our Offering
Recent Sale
Recent Sale
Mark Bradford
Mark Bradford
Mark Bradford
Offering Size:
$1,540,000
Sale Price:
$5,070,000
Sale Date: 05/11/2021
Sale Price:
$3,327,000
Sale Date: 05/18/2023

Masterworks Illustration

Invest in the offering here. View other similar sales in the offering circular below.

Thanks,

Anthony DeSimone
—

Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281